SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2008

BANKFINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	0-51331	75-3199276
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

15W060 North Frontage Road, Burr Ridge, Illinois	60527
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 894-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 29, 2008, the Board of Directors of BankFinancial Corporation (the “Company”) appointed Elizabeth A. Doolan as the Company’s Principal Accounting Officer.

Ms. Doolan, age 45 and a registered Certified Public Accountant in the State of Illinois, has served as the Senior Vice President of the Company’s Finance Division since 2005. Ms. Doolan has also served as Senior Vice President and Controller of the Company’s principal subsidiary, BankFinancial, F.S.B. (the “Bank”), since 2004. She was the Vice President of the Bank’s Finance Division from 2003 to 2004. Prior to joining the Bank, Ms. Doolan held various positions with Fidelity Bancorp, Inc. and its principal subsidiary, Fidelity Federal Savings Bank, from 1993 to 2003, including Senior Vice President and Chief Financial Officer, and with KPMG Peat Marwick from 1986 to 1993.

The Company and Ms. Doolan are parties to an employment agreement dated October 20, 2008 (the “Company Employment Agreement”). The Company Employment Agreement is substantially similar to an amended and restated employment agreement that the Bank entered into with Ms. Doolan on May 6, 2008 (the “Bank Employment Agreement”). The Bank Employment Agreement replaced an employment agreement that the Bank and Ms. Doolan entered into in 2005.

The Bank Employment Agreement and the Company Employment Agreement (the “Employment Agreements”) both have initial terms of 24 months, and are subject to annual review and extension at the discretion of the Board of Directors. The Employment Agreements provide for the payment of Ms. Doolan’s base salary as reflected on the Bank’s payroll records. They also provide for such incentive compensation and discretionary bonuses as may be declared by the Board of Directors; participation in a Section 125 cafeteria plan, group medical, dental, vision, disability and life insurance plans, referred to as the core plans, 401(k) plan; participation in the ESOP; and either the use of an automobile or an automobile allowance.

The Company does not separately compensate Ms. Doolan for her services to the Company, except for awards made under the Company’s 2006 Equity Incentive Plan (the “2006 EIP”). Instead, the Bank pays and provides Ms. Doolan’s cash compensation and benefits (other than benefits under the 2006 EIP), and allocates a portion of this expense to the Company pursuant to an intercompany expense sharing arrangement in proportion to the time and services that she provides to the Company. Any cash compensation and benefits that become simultaneously due to Ms. Doolan under both the Company Employment Agreement and the Bank Employment Agreement will be subtracted from those due her under the Company Employment Agreement.

The Employment Agreements provide for the termination of Ms. Doolan’s employment for cause at any time. In the event of termination for cause, Ms. Doolan will only receive the unpaid balance of her base salary, referred to as earned salary, through the effective date of termination of employment.

During the employment period, Ms. Doolan is provided with a supplemental disability insurance policy that pays 60% of her base salary for the remaining term of the agreement in the event she is terminated due to disability. If she becomes disabled, her base salary will be reduced proportionately by the disability payments made under the disability policy and under the federal social security system. She is responsible for paying the premiums but receives an annual allowance in an amount sufficient, on an after-tax basis, to equal the premium payments.

In the event of the termination of her employment due to disability, Ms. Doolan will be entitled to her earned salary, the prorated annual average of any cash incentive compensation and bonus that she received during the preceding two fiscal years, referred to as prorated incentive compensation, the prorated employer matching 401(k) plan contribution that she would be entitled to receive for the current year, referred to as accrued plan contribution, the base salary she would have received from the effective date of termination through the date the employment period would have expired if her employment had not sooner terminated due to disability, which will be reduced on a dollar-for-dollar basis by the disability insurance and federal social security disability payments referenced above, and continued coverage under the core plans through the date the employment period would have expired, subject to the her continued payment of the costs and contributions for which she is responsible.

In the event Ms. Doolan’s employment is terminated by the Bank without cause, by Ms. Doolan for good reason, or due to her death, she will generally be entitled to the same payments, including her base salary for the remaining term of the agreement, and the same coverages under the core plans that she would have been provided if her employment had been terminated due to disability, subject to the her payment of costs and contributions for which she is responsible. “Good reason” includes (i) a decision not to re-elect or the failure to re-elect Ms. Doolan to her present position; (ii) a relocation of her principal place of employment by more than a specified distance; (iii) a reduction of her base salary; and (iv) a material uncured breach by the Company or the Bank. If Ms. Doolan resigns her employment for any reason other than a “good reason,” she will only be entitled to her earned salary through the date of termination.

The Employment Agreements require Ms. Doolan to execute a general release in consideration for any severance amounts. She may not to compete with the Bank or its affiliates for six months after termination or during the period that severance amounts are paid, if longer, and may not to solicit customers or employees for 18 months, which may be reduced in certain circumstances.

The primary material differences between the Company Employment Agreement and the Bank Employment Agreement are that the Company Employment Agreement provides for indemnification under Maryland law (the Company’s state of incorporation) rather than applicable federal law; provides for three years of coverage under the core plans in the event of a termination without cause, for good reason or based on a disability or death; and provides Ms. Doolan and/or her surviving spouse and minor children with post-employment health insurance, upon the expiration of the core plan coverages, through the earlier of the date that she becomes eligible for comparable coverage under another group health insurance plan, or the date that she becomes eligible for Medicare, if her employment is terminated by the Company without cause, for good reason or due to Ms. Doolan’s death or disability. Ms. Doolan is responsible for the cost of this coverage, which is equal to the insurance premiums that would be due if the coverage were being provided pursuant to COBRA.

Copies of the Company Employment Agreement and the Bank Employment Agreement with Ms. Doolan will be filed as Exhibits to the Annual Report on Form 10-K for the year ended December 31, 2008. The foregoing summary is qualified by the full text of the Employment Agreements.

Item 9.01.	Financial Statements and Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANKFINANCIAL CORPORATION

Dated: January 5, 2009	By:	/s/ F. Morgan Gasior
F. Morgan Gasior
Chairman of the Board and
Chief Executive Officer